Exhibit 5.1

April 16, 2010
Board of Directors
Resolute Energy Corporation
1675 Broadway, Suite 1950
Denver, Colorado 80202
RE: Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Resolute Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 48,400,000 shares of the Company’s common stock, $0.0001 par value per share, issuable upon the exercise of the Warrants (as defined below) (the “Shares”). The Shares include (i) 27,600,000 shares issuable upon the exercise of outstanding Warrants issued to the public (the “Public Warrants”), (ii) 7,000,000 shares issuable upon the exercise of outstanding Warrants held by certain persons (the “Sponsor’s Warrants”) and (iii)13,800,000 shares issuable upon the exercise of 13,800,000 outstanding Warrants held by certain persons (the “Founder’s Warrants” and, together with the Public Warrants and the Sponsor’s Warrants, the “Warrants”). The Warrants were all issued pursuant to a prospectus dated September 14, 2009.
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In rendering this opinion we have examined the Registration Statement and such corporate records and proceedings of the Company, including actions taken by the Company’s board of directors in respect of the execution and delivery of the Warrant Agreement, the reservation of the Shares and the authorization and issuance of the Shares, and such other matters as we deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. The foregoing reference to the Delaware General Corporation Law includes statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.
1550 Seventeenth Street • Suite 500 • Denveer, Colorado 80202 • 303 892 9400 • fax 303 893 1379
www.dgslaw.com

Resolute Energy Corporation
April 16, 2010

     Based upon the foregoing, we are of the opinion that when (i) the Warrants have been exercised and the warrant exercise price has been paid in full to the Company, all in accordance with the terms of the warrant agreement under which the Warrants were issued (the “Warrant Agreement”) and the Registration Statement and (ii) the Shares have been issued and delivered, with certificates representing such Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, the Shares will be validly issued, fully paid and non-assessable.
     Our opinion is based on the assumption that at the time of exercise of the Warrants, the Company has authorized but unissued shares of common stock remaining under its Certificate of Incorporation, as amended.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,
/s/ DAVIS GRAHAM & STUBBS LLP

DAVIS GRAHAM & STUBBS LLP